SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4 )*


                          CAMBRIDGE NEUROSCIENCE, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                    13242610
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of Pages

                                  SCHEDULE 13G

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CUSIP No. 13242610                                 Page 2 OF PAGES
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 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg, Pincus Capital Partners, L.P.

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 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
------------------------------------------------------------------------------
                                                           (b)      X

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 3         SEC USE ONLY
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 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
------------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES                          0
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        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         0
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            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING                        0
------------------------------------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           0
------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0
------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
------------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

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CUSIP No. 13242610                                   Page 3 OF PAGES
-----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           E.M. Warburg, Pincus & Company, LLC

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 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a)
----------------------------------------------------------------------------
                                                                (b)      X

----------------------------------------------------------------------------
 3         SEC USE ONLY

----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES                          0
----------------------------------------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         0
----------------------------------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING                        0
----------------------------------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           0
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           00
---------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No. 13242610                             Page 4 OF PAGES
-----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg, Pincus & Co.

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)
----------------------------------------------------------------------------
                                                          (b)      X
----------------------------------------------------------------------------
 3         SEC USE ONLY

----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES                          0
----------------------------------------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         0
----------------------------------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING                        0
----------------------------------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           0
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

                                  SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No. 13242610                             Page  OF PAGES
-----------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Warburg, Pincus Capital Partners Liquidating Trust

----------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a)
                                                          (b)      X
----------------------------------------------------------------------------
 3         SEC USE ONLY

----------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
----------------------------------------------------------------------------
          NUMBER OF              5         SOLE VOTING POWER
           SHARES                          2,262,488
----------------------------------------------------------------------------
        BENEFICIALLY             6         SHARED VOTING POWER
          OWNED BY                         0
----------------------------------------------------------------------------
            EACH                 7         SOLE DISPOSITIVE POWER
          REPORTING                        2,262,488
----------------------------------------------------------------------------
           PERSON                8         SHARED DISPOSITIVE POWER
            WITH                           0
----------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,262,488
----------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*

----------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.7%
----------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
----------------------------------------------------------------------------

                      * SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(A).        NAME OF ISSUER:

                  Cambridge NeuroScience, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  One Kendall Square
                  Building 700
                  Cambridge, MA 02139

Items 2(a),
(B) AND (C).      NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
                  OFFICE; CITIZENSHIP:

     This statement is being filed by (a) Warburg, Pincus Capital Partners, L.P., a Delaware limited partnership ("WPC"); (b) E.M. Warburg, Pincus & Company, LLC, a New York limited liability company ("EMW"), whose members are substantially the same as the partners of Warburg, Pincus & Co.; (c) Warburg, Pincus & Co., a New York general partnership ("WP"); and (d) Warburg, Pincus Capital Partners Liquidating Trust (the "Trust"). WP, as the sole general partner of WPC, has a 20% interest in the profits of WPC. EMW has entered into a management agreement with WPC for the management of all investments made by it. Lionel I. Pincus is the managing partner of WP and the managing member of EMW and may be deemed to control them. In 1997, WPC was liquidated and its assets were transferred to the Trust. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).        CUSIP NUMBER:

                  13242610

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  (a)      2,262,488
                  (b)      12.7%
                  (c)         (i)           2,262,488
                             (ii)           0
                            (iii)           2,262,488
                             (iv)           0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

ITEM 10.          CERTIFICATION:

                  Not Applicable

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            WARBURG, PINCUS CAPITAL PARTNERS, L.P.

                            By:    Warburg, Pincus & Co.,
                                   General Partner

                            By:/s/ Stephen Distler
                                   Stephen Distler, Partner

                            E. M. WARBURG, PINCUS & COMPANY, LLC

                            By:/s/ Stephen Distler
                                   Stephen Distler, Member

                            WARBURG, PINCUS & CO.

                            By:/s/ Stephen Distler
                                   Stephen Distler, Partner

                            WARBURG, PINCUS CAPITAL PARTNERS LIQUIDATING TRUST

                            By:/s/ Stephen Distler
                                   Stephen Distler, Trustee

Dated:  February 4, 1998